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CONSULTING SERVICES AGREEMENT

AGREEMENT made this 21st day of July, 1995 between HIRTLE CALLAGHAN & CO., INC. , a Delaware corporation ("HCCI") and THE HIRTLE CALLAGHAN TRUST, a Delaware business trust ("Trust").

WHEREAS, the Trust is registered as an open-end, diversified, management series investment company under the Investment Company Act of 1940, as amended ("Investment Company Act") which currently offers five series of beneficial interests ("shares") representing interests in separate investment portfolios, and may offer additional portfolios in the future (each referred to hereinafter as a "Portfolio" and collectively, as the "Portfolios"); and

WHEREAS, the Trust intends to retain one or more investment management organizations to provide portfolio management services to its Portfolios and HCCI is willing, in accordance with the terms and conditions hereof, to provide assistance to the Trust in monitoring investment management organizations in accordance with this Agreement;

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein and intending to be legally bound hereby, it is agreed between the parties as follows:
1.  Duties of HCCI.
(a) HCCI shall assist the Trust in evaluating and monitoring investment management organizations retained by the Trust ("Portfolio Managers") and/or investment management organizations proposed to be retained by the Trust ("Manager Candidates"). Such assistance shall be provided to the Trust in such form as may be agreed upon by the Trust and HCCI from time to time and may involve the preparation of oral and/or written presentations to the Trust's Board of Trustees ("Board") or committees established by the Board. HCCI, upon the request of the Trustees, shall make its officers and/or employees available to serve as officers, employees or Trustees of the Trust and provide office space and equipment sufficient for the maintenance of the Trust's principal office.
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(b)  HCCI shall not have investment discretion with respect to the purchase or sale of securities by any Portfolio, or any other assets of the Trust or its Portfolios. Nothing in this Agreement shall be construed to render HCCI an agent of the Trust or otherwise authorized to act on the Trust's behalf, except to the extent that the Trust may expressly so request in writing. Notwithstanding the foregoing, individual officers or employees of HCCI may, from time to time serve as officers and/or trustees of the Trust and this Agreement shall not be construed as imposing any limitation on the ability of any such individual to act in such capacity in accordance with the Trust's Declaration of Trust and Bylaws.

2.  Expenses and Compensation.
HCCI shall pay all of its expenses incurred in the performance of its duties under this Agreement. For its services under this Agreement, HCCI shall be entitled to receive a fee at the annual rate of .05% of the average daily net assets of the Trust, which fee shall be payable monthly. If the expenses borne by the Trust in any year exceed the applicable expense limitations imposed by the securities regulations of any state in which shares are registered or qualified for sale bo the public, HCCI shall reimburse the Trust for any excess up to the full amount of the fee to which it is entitled under this Section 2. 3. Limitation of Liability.
(a) HCCI shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates including, without limitation, losses that may be sustained in connection with the allocation or reallocation of assets among various asset categories by the Trust, the retention or termination of any investment management organization by the Trust or any recommendation or investment made by any such organization, whether or not any such action was taken in reliance upon information provided by HCCI as part of the consulting services that HCCI is obligated to provide hereunder except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of HCCI in the performance of its duties or from reckless disregard by HCCI of its obligations and duties under this Agreement.
(b) Notwithstanding the foregoing, HCCI expressly agrees that the Trust may rely upon information provided, in writing, by HCCI to the Trust (including, without limitation, information contained in HCCI's then current Form ADV) in accordance with Section 8 of this Agreement or otherwise, in preparing the Trust's registration statement and amendments thereto and certain periodic reports relating to the Trust and its Portfolios that are required to be furnished to shareholders of the Trust and/or filed with the Securities and Exchange Commission (collectively, "SEC Filings"). HCCI agrees to indemnify and hold harmless the Trust and each of its Trustees, officers and employees from any claims, liabilities and expenses, including reasonable attorneys'
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fees, incurred as a result of any untrue statement or alleged untrue statement of a material fact made by HCCI in any such written information and upon which the Trust relies in preparing any SEC Filing, or any omission or alleged omission to state in such written information a material fact necessary to make such statements not misleading ("material omission"). HCCI will not, however, be required to so indemnify any person under this Section 3 to the extent that, in making any such statement or material omission, HCCI relied upon an untrue or alleged untrue statement of material fact made by, or material omission on the part of, any officer,
Trustee or agent of the Trust (other than an officer, Trustee or agent that is an employee, officer or director of HCCI) or where such statement or material omission was made in reliance upon information furnished, in writing, by any such officer, Trustee or agent, including, without limitation, the Trust's custodian bank, administrator, distributor, accounting agent or any Portfolio Manager.
4. Permissible Interest.Subject to and in accordance with the Trust's Declaration of Trust and Bylaws and corresponding governing documents of HCCI, Trustees, officers, agents and shareholders of the Trust may have an interest in HCCI as officers, directors, agents and/or  shareholders or otherwise.
HCCI may also have similar interests in the Trust. The effect of any such interrelationships shall be governed by said governing documents and the provisions of the Investment Company Act.
5 Duration, Termination and Amendments.(a) This Agreement shall become effective as of the date first written above and shall continue in effect for
two years.   Thereafter, this Agreement shall continue in effect from year to year for so long as its continuance is specifically approved at least annually by (i) a majority of the Board or the vote of the holders of a majority of the Trust's outstanding voting securities; and (ii) the affirmative vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of those members of the Board ("Independent Trustees") who are not "interested persons" of the Trust.
(b) This Agreement may be terminated by the Trust or by HCCI at any time and without penalty upon sixty days written notice to the other party, which notice may be waived by the party entitled to it. This Agreement may not be amended except by an instrument in writing and signed by the party to be bound thereby provided that if the Investment Company Act requires that such amendment be approved by the vote of the Board, the Independent Directors or the holders of a majority of the Trust's outstanding securities, such approval must be obtained before any such amendment may become effective. This Agreement shall terminate automatically upon its assignment.
(c) For purposes of this Agreement, the terms "majority of the outstanding voting securities, "assignment" and "interested person" shall have the meanings set forth in the Investment Company Act.
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6.   Confidentiality.
The Trust acknowledges and agrees that it may gain access to methodologies and other information that is proprietary to HCCI ("Proprietary Information") as a result of the services provided to the Trust by HCCI hereunder. The Trust agrees that it will use any such Proprietary Information exclusively in connection with the oversight of the investment activities of Portfolio
Managers and the evaluation of Manager Candidates. The Trust further agrees that it shall use its best efforts to ensure that any agent or affiliate of the Trust who may gain access to Proprietary Information shall be made aware
of its proprietary nature and shall likewise treat it as confidential.   7
Use of Name. It is acknowledged and agreed that the names "Hirtle Callaghan," "Hirtle Callaghan Chief Investment Officers" (which is a registered trademark of HCCI), and derivatives of either, as well as any logo that is now or shall later become associated with either name ("Marks") are valuable property of HCCI and that the use of the Marks, or any one of them, is subject to the approval of HCCI. HCCI hereby grants to the Trust a non-exclusive license to use the Marks provided that, in the event that this Agreement terminates, such license shall likewise terminate and the Trust shall promptly cease using the Marks and shall promptly take such action as is necessary to change the name of the Trust.

8.  Representation, Warranties and Agreements of HCCI.
HCCI represents and warrants that:
     (a) It is registered as an investment adviser under the      Investment
Advisers Act and that it will maintain such registration in full force and
effect.       (b) It understands that, as a result of its services
hereunder, certain of its employees and officers may be deemed "access persons" of the Trust within the meaning of Rule 17j-1 under the Investment Company Act and that each such access person is subject to the provisions of the code of ethics adopted by the Trust in compliance with such rule ("Trust's Code"). HCCI further represents that it is subject to a written code of ethics complying with the requirements of Rule 204-2(a)(12) under the Investment Advisers Act ("HCCI Code") and will provide the Trust with a copy of such code of ethics.  During the period that this Agreement is in effect, an officer or director of HCCI shall certify to the Trust, at least annually, that HCCI has complied with the requirements of HCCI's Code during the prior year; and that either (i) that no violation of such code occurred or (ii) if such a violation occurred, that appropriate action was taken in response to such violation. Upon the written request of the Trust, HCCI shall permit the Trust, or it designated agents, to examine the reports required to be made by HCCI's officers and employees under HCCI's Code. In addition, HCCI
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acknowledges that the Trust may, in response to regulations or recommendations issued by the Securities and Exchange Commission or other regulatory agencies, from time to time request additional information regarding the personal securities trading of its directors, partners, officers and employees and the policies of HCCI with regard to such trading. HCCI agrees that it will make every effort to respond to the Trust's reasonable requests in this area.
     (c) Upon request of the Trust, HCCI shall promptly supply the      Trust
with any information concerning HCCI and its stockholders, employees and affiliates which the Trust may reasonably require in connection with the preparation of its registration statements, proxy materials, reports and other documents required, under applicable state or Federal laws, to be filed with state or Federal agencies or to be provided to shareholders of the Trust.
(d) In performing its duties hereunder, HCCI shall comply with applicable provisions of the Investment Company Act and Investment Advisers Act. In particular, and without limiting the generality of the foregoing, HCCI acknowledges and agrees that any records it maintains for the Trust are the property of the Trust; that HCCI will surrender promptly to the Trust any such records upon the Trust's request; and that it shall furnish to the Board such information as may be reasonably necessary for the Board to evaluate the terms of this Agreement and HCCI performance hereunder..
9. Status of HCCI. The Trust and HCCI acknowledge and agree that the relationship between HCCI and the Trust is that of an independent contractor and under no circumstances shall any employee of HCCI be deemed an employee of the Trust or any other organization that the Trust may, from time to time, engage to provide services to the Trust, its Portfolios or its shareholders, notwithstanding the service of any such employee of HCCI as an officer or Trustee of the Trust in the manner contemplated under this Agreement. The parties also acknowledge and agree that nothing in this Agreement shall be construed to restrict the right of HCCI or any affiliate of HCCI to perform investment management or other services to any person or entity, including without limitation, other investment companies and persons who may retain HCCI to provide individualized investment management services and the performance of such services shall not be deemed to violate or give rise to any duty or obligations to the Trust.

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10.  Counterparts and Notice.
This Agreement many be executed in one or more counterparts, each of which shall be deemed to be an original. Any notice required to be given under this Agreement shall be deemed given when received, in writing addressed and delivered, by certified mail, by hand or via overnight delivery service as follows:

If to the Trust:
The Hirtle Callaghan Trust       with copy to:  Audrey C.Talley, Esq. 575
E. Swedesford Road                              Stradley Ronon Steven & Young
Wayne. PA 19087-1937                            2600 One Commerce Square
                                                Pennsylvania, PA 19103-7098
If to HCCI:
Mr. Donald E. Callaghan
Hirtle Callaghan & Co., Inc.
575 E. Swedesford Road
Wayne. PA 19087-1937

     11. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by the law of the state of Delaware provided that nothing herein shall be construed as inconsistent with the Investment Company Act or the Investment Advisers Act. The provisions of Sections 6 and 7 of this Agreement, relating to confidentiality of certain information and use of HCCI's Marks by the Trust shall survive the termination of this Agreement. Portfolio Manager is hereby expressly put on notice of the limitations of shareholder and Trustee liability set forth in the Declaration of Trust of the Trust and agrees that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the assets of The Growth Equity
Portfolio.  Portfolio Manager further agrees     that it will not seek
satisfaction of any such obligations     from the shareholders or any
individual shareholder of     the Trust, or from the Trustees of the Trust or
any individual Trustee of the Trust.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized as of the day and year first written above.





Hirtle, Callaghan & Co. Inc.

By:  /s/



The Hirtle Callaghan Trust


By: /s/